Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 14, 2022, with respect to the consolidated financial statements in the Annual Report of Luna Innovations Incorporated on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Luna Innovations Incorporated on Form S-3 (File No. 333-191809), on Form S-4 (File No. 333-201956) and on Forms S-8 (File No. 333-211802, File No 333-204435, File No 333-138745, and File No. 333-239362).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 16, 2023